Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Conn’s, Inc. for the registration of common stock, preferred stock, debt securities, warrants, rights, stock purchase contracts, depositary shares, units, and guarantees of debt securities that may be offered and sold from time to time by Conn’s, Inc. and to the incorporation by reference therein of our reports dated April 5, 2018 (except with respect to the effects of the changes in presentation of restricted cash and debt extinguishment costs associated with the consolidated statements of cash flows as discussed in Notes 1 and 15, as to which the date is November 23, 2018) with respect to the consolidated financial statements of Conn’s, Inc. and the effectiveness of internal control over financial reporting of Conn’s, Inc. included in Conn’s, Inc.’s Current Report on Form 8-K dated November 23, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

November 23, 2018